Exhibit 99.1
News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO, & Treasurer	Vice President, Marketing & Communications
(407) 650-1510	(407) 650-1205
CNL Hotels & Resorts to Acquire the Remaining
Interests in the JW Marriott Desert Ridge Resort & Spa
(ORLANDO, Fla.) April 5, 2006 — CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust, announced today that it has entered into two separate purchase agreements to acquire the remaining membership interests in the entity that owns the 950-room JW Marriott Desert Ridge Resort & Spa in Phoenix, Arizona. The Company will acquire the remaining 56 percent interest from Desert Ridge Resort, Ltd. (“DRR Ltd.”) and Marriott Hotel Services, Inc. (“MHS”) for an aggregate purchase price of approximately $65 million, plus closing price adjustments (based on working capital and cash flow of the Resort before closing). The Company expects to complete the purchase in the second quarter of 2006, subject to approval of the purchase from DRR Ltd.’s limited partners, and other closing conditions. There can be no assurance that the purchases will be completed.
“Our expanded investment in the JW Marriott Desert Ridge Resort & Spa is consistent with our commitment to the luxury and upper upscale market and provides us with complete ownership of this signature asset that we helped develop,” said Thomas J. Hutchison III, chief executive officer of CNL Hotels & Resorts, Inc. “We are pleased with its performance and remain optimistic about its ability to continue to capitalize on the continuing strength of the lodging market.”
“We expect this property to continue to benefit from Marriott’s global marketing program through its network of large destination resorts, including our recently added Ritz-Carlton and JW Marriott Grande Lakes resort in Orlando, Florida,” added John Griswold, president of CNL Hotels & Resorts, Inc. “This platform for group bookings is expected to provide synergistic strength in group venues in the Eastern and Western U.S.”
The JW Marriott Desert Ridge Resort & Spa provides state-of-the-art amenities while guests enjoy nine distinctive dining experiences, a luxurious 28,000-square-foot European spa, magnificent swimming pools with interconnecting waterways and waterfalls, an eight-court tennis pavilion and world-class golf on two 18-hole championship courses. The property features 200,000 square feet of indoor and outdoor meeting and event space and an additional 10,000 square feet of convention space currently under construction.

About CNL Hotels & Resorts, Inc.
 CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury and upper-upscale properties, the company has approximately $6 billion in total assets with 94 hotels and resorts across North America that operate under brands such as The Waldorf=Astoria Collection, The Ritz-Carlton, Marriott, Hilton, and Hyatt. For more information, please visit www.cnlhotels.com.
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Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the expected closing of the Purchase Agreements and other statements that are not historical facts, and/or statements containing words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “could”, “target(s),” “project(s),” “will,” “believe(s),” “seek(s),” “estimate(s)” and similar expressions. These statements are based on management’s current expectations, beliefs and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of our control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to: the failure of closing conditions to be satisfied; a change in the national economy; failure to secure certain third party consents; the occurrence of terrorist activities or other disruptions to the travel and leisure industries; natural disasters; and such other risk factors as may be discussed in our annual report on Form 10-K and other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.